Exhibit 23.5

             2011

Huang Hui

Chief Financial Officer

Renren Inc.

23/F, Jing An Center, 8 North Third Ring Road East

Beijing, China

Postal Code: 100028

Subject:	WRITTEN CONSENT TO REFERENCE MARSH FINANCIAL ADVISORY SERVICES LIMITED VALUATION IN F-1 FILING OF RENREN INC.

Dear Ms. Huang:

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports (the “Reports”) addressed to the board of Renren Inc. (the “Company”) in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission.

In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. Our Reports were used as part of the Company’s analysis and due diligence in reaching their value determination as stated in this registration.

Yours faithfully,

Marsh Financial Advisory Services Limited